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                                                                      EXHIBIT 99

                              CAUTIONARY STATEMENTS

General

            From time to time, Scientific-Atlanta may publish, verbally or in written form, forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. In fact, this Form 10-Q (or any other periodic reporting documents required by the Exchange
Act) may contain forward-looking statements reflecting our current views concerning potential future events or developments. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These Cautionary Statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. In order to comply with the terms of the "safe harbor," we caution investors that any forward-looking statements made by us are not guarantees of future performance and that a variety of factors, including those discussed below, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of our business and some of which are described in more detail below include, but are not limited to, the following:

 .    uncertainties relating to economic conditions (including the growth of the cable industry);

 .    uncertainties relating to customer plans and commitments;

 .    changes in customer order patterns;

 .    changes in the ownership and/or management of our major customers and their competitors;

 .    our dependence on the cable television industry and cable television spending;

 .    development and timing of the introduction of software applications for the
     Explorer network;

 .    insufficient, excess or obsolete inventory;

 .    the pricing and availability of equipment, materials and inventories;

 .    performance issues with key suppliers and subcontractors;

 .    the entry of new, well-capitalized competitors into our markets;

 .    delays in development, manufacture, and/or deployment of new products, including digital set-top products and the software applications to be used on such digital set-top products;

 .    delays in testing of new products;

 .    technological developments;

 .    signal security;

 .    uncertainties relating to the development and ownership of intellectual property;

 .    uncertainties relating to the ability of Scientific-Atlanta and other companies to enforce their intellectual property rights;

 .    regulatory uncertainties;

 .    uncertainties inherent in international operations and foreign currency fluctuations;

 .    worldwide political stability and economic growth;

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 .    uncertainties relating to the impact of the terrorist events of September
     11, 2001 and the resulting hostilities in Afghanistan;

 .    governmental export and import policies, and global trade policies;

 .    uncertainties related to the regulation of the Internet; and

 .    the impact of a major earthquake on our operations.

            The words "may," "will," "should," "continue," "future," "potential," "believe," "expect," "anticipate," "project," "plan," "intend," "seek," "estimate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Factors That May Affect Future Performance

            Dependence on Key Customers. Although the domestic cable television industry is comprised of thousands of cable systems, a small number of large cable television multiple systems operators (MSOs) own a large portion of the cable television systems and account for a significant portion of the capital expenditures made by cable television system operators. Historically, a significant majority of our sales have been to relatively few customers. Sales of products to AOL Time Warner, Inc. and its affiliates were 22 percent, 23 percent and 16 percent of our total sales in fiscal years 2001, 2000 and 1999, respectively. Sales of products to Charter Communications, Inc. and its affiliates were 20 percent, 14 percent and 7 percent of sales in fiscal years 2001, 2000 and 1999, respectively. Sales of products to Adelphia and its affiliates were 18 percent, 2 percent and 2 percent of sales in fiscal years 2001, 2000 and 1999, respectively. Sales of products to AT&T and its affiliates were 2 percent, 10 percent and 16 percent of our total sales in fiscal years 2001, 2000 and 1999, respectively. The loss of business from a significant MSO could have a material adverse effect on our business.

            Dependence on Principal Product Line. Sales of our Explorer digital set-tops constituted approximately 57 percent, 34 percent and 15 percent of our total sales in fiscal years 2001, 2000 and 1999, respectively. We expect that sales of our Explorer set-tops will continue to account for a significant portion of our revenues for the foreseeable future. As a result, our financial performance will depend in significant part on continued market acceptance of the Explorer digital set-tops and the growth of the digital interactive television application market.

              Sales of Explorer digital set-tops depend in large part on the number of new "net digital subscriber additions" added by our customers. "Net digital subscriber additions" in any period is the number of new digital subscribers added in that period less the number of previous digital subscribers who discontinued that service in the same period. The number of net digital subscriber additions is usually published quarterly by each MSO. We are unable to predict future rates of net digital subscriber additions. This rate is dependent on a number of factors, including economic conditions, the effectiveness of the marketing efforts and programs of our customers, and the other factors set forth in the following paragraph. Declines in the net digital subscriber addition rates could have an adverse effect on our results. In addition, we have limited visibility to the inventories that the MSOs may have accumulated. A reduction in the MSO net digital subscriber addition rates could mean that these inventories will not be utilized as quickly as would otherwise be the case.

            Digital interactive television is a relatively new business, and therefore there are many characteristics of this business that are not yet fully known. These characteristics include sensitivity to the economy, consumer demand for various types of interactive applications, the proper pricing levels and models for various applications, the likely level of penetration of digital services into the subscriber base, the likely number of digital set-tops per household, the customer churn rate to be expected, the extent to which digital cable interactive services will successfully compete against direct-to-home satellite services, international demand for the products and the extent to which demand will be seasonal. A declining economy may adversely affect consumer purchases of new digital services, and thus purchases of our digital products by the MSOs, even if it does not impact monthly MSO subscription revenues. Each of these business characteristics may have a material impact on the sales of our products.

            Dependence on the General Business and Economic Condition of the Cable Television Industry and Cable Television Capital Spending. The majority of our revenues come from sales of systems and equipment to the cable television industry. Demand for these products depends primarily on capital spending by cable television system operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, our sales and profitability, may be affected by a variety of factors, including general political and economic conditions in

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the United States and abroad, including but not limited to the results of the terrorist events of September 11, 2001, the continuing trend of cable system consolidation within the industry, the financial condition of domestic cable television system operators and their access to financing, competition from direct-to-home satellite, wireless television providers and telephone companies offering video programming, technological developments that impact the deployment of equipment and new legislation and regulations affecting the equipment used by cable television system operators and their customers. There can be no assurance that cable television capital spending will increase from historical levels or that existing levels of cable television capital spending will be maintained.

            International. We have and expect to continue to make significant sales to customers outside the United States. International sales constituted
15 percent, 21 percent and 22 percent of our total sales for fiscal years 2001, 2000 and 1999, respectively. Substantially all of these sales were export sales. As a result, our revenues are subject to the impact of political and economic conditions in various geographic regions. In addition, a portion of our product manufacturing is located outside the United States, and we are in the process of consolidating substantially all of our Atlanta, Georgia manufacturing operations into our Juarez, Mexico facility. We have also acquired BarcoNet NV, which has extensive operations in Europe and Asia Pacific regions. Accordingly, our future results could be adversely affected by a variety of factors, including foreign currency fluctuations, changes in a specific country's or region's political conditions or changes or continued weakness in economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures and unexpected changes in regulatory requirements.

            Rapid Changes in Technology. The markets for our products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating networks. The success of our existing and future products is dependent on several factors, including proper product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of our competitors and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner and achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

            New Product Introductions. Our future operating results may be adversely affected if we are unable to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability on a timely basis. The process of developing our new high technology products is inherently complex and uncertain. We have in the past experienced delays in product development and introduction, and there can be no assurance that we will not experience further delays in connection with our current product development or future development activities.

            Competition. Our products compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than us, and the rapid technological changes occurring in our markets are expected to lead to the entry of new competitors. Our ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in our ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in our ability to expand and remain competitive. The changing competitive environment for our broadband products may be a primary factor that may influence our future operations, structure and profitability. Changes in the industry may include the commoditization of set-tops and the entry of retail competitors into our markets. We have licensed two other manufacturers to produce set-tops compatible with our set-tops and digital networks and these licensees may offer set-tops at prices lower than our prices. Commoditization of our products and sales of set-tops by licensees may produce lower margins from such products. Certain of the retail competitors who may enter into our markets may have greater resources than us.

            Reliance on Suppliers. Our growth and ability to meet customer demands also depend in part on our ability to obtain timely deliveries of parts from our suppliers. Certain components of our products are presently available only from a single source or limited sources. A reduction or interruption in supply or a significant increase in the price of one or more components could adversely affect our business, operating results and financial condition and could materially damage customer relationships. From time to time, we experience shortages of certain electronic components from our suppliers. These shortages could have a material effect on our operations.

            Industry Consolidation and Acquisitions. There has been a recent trend toward industry consolidation. Our major competitor, General Instrument Corporation, was acquired by Motorola, Inc., and a significant customer, Time Warner Inc., was acquired by America Online, Inc. On December 19, 2001, AT&T and Comcast Corporation announced that they had approved a definitive agreement to combine AT&T Broadband with Comcast. We believe that

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this trend toward industry consolidation may continue as companies attempt to strengthen or hold their market positions in an evolving industry. These consolidations could adversely affect our sales and results of operations.

            In addition, our industry is highly competitive, and as such, our growth is dependent upon market growth and our ability to enhance our existing products and services. Accordingly, one of the ways we may address the need to enhance products and services is through acquisitions of other companies. The acquisition of BarcoNet may involve numerous risks, including the following: difficulties in integration of the operations, technologies and products of the acquired companies; the risk of diverting management's attention from normal daily operations of the business; and the potential loss of key employees of the acquired company. Failure to manage growth effectively and successfully integrate acquisitions made by us could materially harm our business and operating results.

            Intellectual Property. We generally rely upon patent, copyright, trademark and trade secret laws to establish and maintain our proprietary rights in our technology and products. However, there can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented, or that any such rights will provide significant competitive advantage. Third parties have claimed, and may claim, that we have infringed their current, or future, intellectual property rights. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements, any of which could seriously harm our business, financial condition and results of operations. There can be no assurance that such royalty or licensing agreements, if required, would be available on terms acceptable to us, if at all. Additionally, there can be no assurance that we will prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. In the event an intellectual property claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business, financial condition and results of operations would be seriously harmed. Even if we prevail in litigation, the expense of litigation could be significant and could seriously harm our business, financial condition and results of operation.

            Securities Litigation. The trading price of our common stock may be volatile. The stock market in general, and the market for technology companies in particular, has, from time to time, experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may significantly affect the trading price of our common stock, regardless of our actual operating performance. The trading price of our common stock could be affected by a number of factors, including: changes in expectations of our future financial performance; changes in securities analysts' estimates (or the failure to meet such estimates); announcements of technological innovations; customer relationship developments; conditions affecting our targeted markets in general; and quarterly fluctuations in our revenue and financial results. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. On July 24, 2001, a purported class action alleging violations of the federal securities laws by us and certain of our officers was filed in the United States District Court for the Northern District of Georgia. Since then, several actions with similar allegations have been filed. Such litigation may be expensive and may divert management's attention.